PURE Bioscience Reports Improved 2017 Fiscal Second Quarter and Six-Month Financial Results

SAN DIEGO, CA (March 2, 2017) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal second quarter and six-month periods ended January 31, 2017.

Q2: Summary of Results of Operations

●	Revenues for the fiscal second quarter ended January 31, 2017 increased 154% to $447,000, compared with revenues of $176,000 in the prior year fiscal second quarter ended 2016.

○	Core food safety revenues for the second quarter increased 149% as compared with food safety revenues in the fiscal second quarter ended 2016.

●	Net loss, excluding non-cash derivative income, for the fiscal second quarter 2017 was $1.4 million, as compared with $2.3 million for fiscal second quarter in 2016.

●	Net loss per share was ($0.01) as compared with ($0.19) for the fiscal second quarter ended 2017 and 2016.

●	Gross margin was 70% during the second quarter of fiscal 2017 as compared with 73% during the same period in fiscal 2016.

Six Months: Summary of Results of Operations

●	Revenues for the fiscal first six-months ended January 31, 2017 increased 170% to $978,000 compared with prior year six-month revenues of $362,000.

○	Core food safety revenues for the six months increased 463% as compared with food safety revenues in the six months ended 2016.

●	Net loss for the six months, excluding non-cash derivative income, was $3 million compared with $4.1 million for the six month period in 2016.

●	Net loss per share was ($0.04) as compared with ($0.27) for the six months ended fiscal 2017 and 2016.

●	As expected, gross margin declined to 59% during the first six months of fiscal 2017 as compared with 72% during the same six-month period in fiscal 2016.

○	The decrease in gross margin percentage was primarily attributable to the sale of lower margin formulations and packaging configurations of our products during the six months ended January 31, 2017 as compared with the prior period.

Hank R. Lambert, CEO, said that, “The momentum in our improving food safety revenues and sales traction is evident in our results and is further supported by a number of post fiscal Q2 events.

“This calendar quarter, another national restaurant chain will begin testing PURE® Hard Surface disinfectant. We continue to experience heightened interest from new customers who are contacting us as a result of Chipotle Mexican Grill’s chain wide adoption (in late calendar ’16) of PURE Hard Surface disinfectant as a food safety solution to eliminate and prevent Norovirus and other viruses and bacteria. Also, with the addition of a number of new national manufacturers and processors using PURE Hard Surface for environmental and equipment surface disinfection, we are on track to more than double our customer base in this segment.

“Now that a leading produce supplier has completed its validation and optimization testing of PURE Control® in its pilot plant and moved into a production plant, we look forward to receiving our first order for FDA approved PURE Control, a direct food contact processing aid to be applied directly onto fresh produce (a new $300+ million US market segment).

“With the anticipated calendar Q2 USDA approval for the use of PURE Control as a poultry processing aid to significantly reduce Salmonella contamination, we can begin sales into the $350+ million US poultry processing aids market.”

Lambert continued, “Our mission is to protect people and protect company brands by providing superior, leading edge food safety solutions to prevent foodborne illness. We have the team in place and the financial runway to execute on our business plan and achieve our goals. We continue to look forward to calendar 2017 as our breakout year.”

2017 Fiscal Second Quarter Financial Results Conference Call

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PST (4:30pm EST) on March 2, 2017. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=122970.

A replay of the webcast will be available on the Company’s website (http://www.purebio.com/about/investor_relations). A replay of the conference call will be available by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting March 2, 2017, at 7:30pm EST through March 09, 2016 at 11:59 pm EST. Please use PIN Number 10002473.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena ———— providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2016, its Form 10-Q for the first quarter ended October 31, 2016 and second quarter ended January 31, 2017. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:

Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com

PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended		Three Months Ended
	January 31,		January 31,
	2017	2016	2017	2016

Net product sales	$978,000	$362,000	$447,000	$176,000

Operating costs and expenses
Cost of goods sold	399,000	102,000	134,000	48,000
Selling, general and administrative	2,670,000	2,472,000	1,333,000	1,386,000
Research and development	462,000	474,000	214,000	238,000
Share-based compensation	448,000	1,435,000	170,000	763,000
Total operating costs and expenses	3,979,000	4,483,000	1,851,000	2,435,000

Loss from operations	(3,001,000)	(4,121,000)	(1,404,000)	(2,259,000)

Other income (expense)
Fair value of derivative liabilities in excess of proceeds	-	(1,867,000)	-	(859,000)
Change in derivative liability	300,000	(7,747,000)	459,000	(7,790,000)
Interest expense, net	(3,000)	(5,000)	(2,000)	(3,000)
Other income (expense), net	25,000	18,000	11,000	9,000
Total other income (expense)	322,000	(9,601,000)	468,000	(8,643,000)

Net loss	$(2,679,000)	$(13,722,000)	$(936,000)	$(10,902,000)

Basic and diluted net loss per share	$(0.04)	$(0.27)	$(0.01)	$(0.19)

Shares used in computing basic and diluted net loss per share	64,220,473	50,848,785	63,617,030	58,678,242

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	January 31, 2017	July 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,893,000	$5,194,000
Accounts receivable, net	142,000	263,000
Inventories, net	340,000	350,000
Restricted cash	75,000	75,000
Prepaid expenses	189,000	260,000

Total current assets	4,639,000	6,142,000

Property, plant and equipment, net	568,000	440,000
Patents, net	901,000	980,000

Total assets	$6,108,000	$7,562,000

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$424,000	$479,000
Restructuring liability	29,000	39,000
Accrued liabilities	245,000	216,000
Derivative liability	1,494,000	1,802,000

Total current liabilities	2,192,000	2,536,000

Deferred rent	13,000	3,000

Total liabilities	2,205,000	2,539,000

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued	-	-
Common stock, $0.01 par value: 100,000,000 shares authorized 62,601,037 shares issued and outstanding at January 31, 2017, and 64,823,917 shares issued and outstanding at July 31, 2016	627,000	649,000
Additional paid-in capital	109,174,000	107,593,000
Accumulated deficit	(105,898,000)	(103,219,000)

Total stockholders’ equity (deficit)	3,903,000	5,023,000

Total liabilities and stockholders’ equity (deficit)	$6,108,000	$7,562,000

PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	January 31,
	2017	2016

Operating activities

Net loss	$(2,679,000)	$(13,722,000)

Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	448,000	1,435,000
Amortization of stock issued for services	72,000	106,000
Fair value of derivative liabilities in excess of proceeds	-	1,867,000
Depreciation and amortization	134,000	103,000
Change in fair value of derivative liabilities	(300,000)	7,747,000
Changes in operating assets and liabilities:
Accounts receivable	121,000	83,000
Inventories	10,000	(30,000)
Prepaid expenses	(2,000)	(7,000)
Accounts payable and accrued liabilities	(36,000)	(33,000)
Deferred rent	10,000	(2,000)

Net cash used in operating activities	(2,222,000)	(2,453,000)

Investing activities

Investment in patents	(10,000)	(8,000)
Purchases of property, plant and equipment	(173,000)	(154,000)

Net cash used in investing activities	(183,000)	(162,000)

Financing activities

Net proceeds from the sale of common stock	1,104,000	8,000,000

Net cash provided by financing activities	1,104,000	8,000,000

Net decrease and increase in cash and cash equivalents	(1,301,000)	5,385,000

Cash and cash equivalents at beginning of period	5,194,000	1,321,000

Cash and cash equivalents at end of period	$3,893,000	$6,706,000

Supplemental disclosure of cash flow information
Cash paid for taxes	$2,000	$2,000
Warrant liability removed due to settlements	$8,000	$-
Restricted stock unit cancelation	$38,000	$-